Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

COLONY CAPITAL INVESTMENT HOLDCO, LLC,

CNI NS/RXR ADVISORS, LLC,

CNI NS/RXR ADVISORS MERGER SUBSIDIARY, LLC,
and

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.

dated as of AUGUST 20, 2018

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated August 20, 2018, is by and among COLONY CAPITAL INVESTMENT HOLDCO, LLC, a Delaware limited liability company (“Tax Parent”), CNI NS/RXR ADVISORS, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Tax Parent (“Parent”), CNI NS/RXR ADVISORS MERGER SUBSIDIARY, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC., a Maryland corporation (the “Company”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Tax Parent, Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive the Per Share Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, a special committee (the “Special Committee”) of independent directors of the board of directors of the Company (the “Company Board of Directors”) has (a) determined and declared that the Merger and the other transactions contemplated by this Agreement, including, without limitation, the sale of all or substantially all of the Company’s assets (the “Sale”) to effectuate the Merger (collectively, the “Transactions”) are advisable and in the best interests of the Company and (b) recommended to the Company Board of Directors that it (i) approve this Agreement, the Merger and the other Transactions and (ii) recommend to the stockholders of the Company the Company Stockholder Approvals (as they may be combined or separately required to be proposed or presented);

WHEREAS, the Company Board of Directors has (a) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger and the other Transactions, (b) directed that the Merger and the Sale be submitted for consideration at a meeting of the Company’s stockholders and (c) resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger, the Sale and the other Transactions, to the extent such other Transactions are required under the MGCL to be voted on by the stockholders of the Company (as they may be combined or separately required to be proposed or presented), and to include such recommendation in the Proxy Statement (the “Company Board Recommendation”);

WHEREAS, Parent, in its capacity as the sole managing member of Merger Sub, and Merger Sub have taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other Transactions; and

WHEREAS, Tax Parent, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
AGREEMENT
ARTICLE I

THE COMPANY MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the DLLCA, at the Merger Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will continue to be a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the MGCL and the DLLCA, including that all of the rights, privileges and powers of the Company and Merger Sub, and all property, real, personal and mixed, and all debts due to either of the Company or Merger Sub, as well as all other things and causes of action belonging to each, shall be vested in the Surviving Entity, and shall thereafter be the property of the Surviving Entity, and the title to any real property vested by deed or otherwise, under the laws of the State of Delaware, in the Company and Merger Sub shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and all liens upon any property of any of the Company and Merger Sub shall be preserved unimpaired, and all debts, liabilities and duties of the Company and Merger Sub shall attach to the Surviving Entity, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place (a) at 10:00 a.m., New York time, at the New York offices of Colony Capital, Inc., on the second (2nd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (b) at such other date or place as is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.3    Effective Time. On the Closing Date, the Company, Parent, and Merger Sub shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL, (ii) cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS in accordance with the DLLCA and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or the DLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the DSOS or on such other date and time (not to exceed five (5) business days from the date the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the DSOS) as shall be agreed to by the Company and Parent and specified in the Articles of Merger and the Certificate of Merger (such date and time being hereinafter referred to as the “Merger Effective Time”).

Section 1.4    Governing Documents. At the Merger Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended, subject to Section 6.1, in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

Section 1.5    Manager and Officers of the Surviving Entities. The manager of Merger Sub immediately prior to the Merger Effective Time shall be and become the manager of the Surviving Entity as of the Merger Effective Time. The officers of Merger Sub immediately prior to the Merger Effective Time shall be and become the officers of the Surviving Entity as of the Merger Effective Time.

Section 1.6    Tax Consequences. The Parties intend that, for U.S. federal, and applicable state and local, income tax purposes, the Merger will be treated as a taxable sale by the Company of all of the Company’s assets to Tax Parent in exchange for the Merger Consideration and the assumption of all of the Company’s liabilities, followed by the distribution of such Merger Consideration to the stockholders of the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes. The Parties agree not to take any position that is inconsistent with the foregoing for all U.S. federal, and applicable state and local, tax purposes.
ARTICLE II
TREATMENT OF SECURITIES

Section 2.1    Treatment of Capital Stock.

(a)At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or of Merger Sub:

(i)Treatment of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Company Shares to be cancelled in accordance with Section 2.4(a) and Company Shares held by the Co-Sponsors and repurchased by the Company pursuant to the Co-Sponsor Share Repurchase Letters) shall be converted into the right to receive the Per Share Merger Consideration, subject to adjustment as provided in Section 2.1(b) and subject to any applicable withholding Tax. From and after the Merger Effective Time, all such Company Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Company Share shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration upon the surrender of such Company Share in accordance with Section 2.2.

(ii)Treatment of Merger Sub Membership Interests. All membership interests of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain issued and outstanding as membership interests of the Surviving Entity.

(b)Adjustment to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock issued and outstanding after the date hereof and prior to the Merger Effective Time so as to provide the holders of Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration or other dependent item.

Section 2.2    Payment for Securities.

(a)Exchange Fund. Prior to the Merger Effective Time, Parent shall designate DST Systems Inc. to act as the exchange agent in connection with the Merger (the “Exchange Agent”). At or prior to the Merger Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent cash in immediately available funds in an amount sufficient to pay the aggregate Per Share Merger Consideration (the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock and the Surviving Entity (solely to the extent any amounts in the Exchange Fund are in excess of the amounts payable pursuant to Section 2.1(a)(i)). In the event the Exchange Fund shall be insufficient to pay the aggregate Per Share Merger Consideration, Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund may be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of shares of Company Common Stock pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Entity on the earlier of (i) one (1) year after the Merger Effective Time or (ii) the full payment of Merger Consideration to all holders of shares of Company Common Stock from the Exchange Fund; provided, that any amounts in the Exchange Fund in excess of the amounts payable under Section 2.1(a)(i) shall be promptly paid to the Surviving Entity.

(b)Procedures for Surrender. Promptly after the Merger Effective Time each non-certificated Company Share represented by book-entry (“Book-Entry Shares”) shall be surrendered upon delivery of an “agent’s message” to the Exchange Agent or to such other agent or agents as may be appointed by Parent or the Surviving Entity. The holder of such Book-Entry Share shall be entitled to receive in exchange therefor a wire transfer representing the Per Share Merger Consideration for each share of Company Common Stock formerly represented by such Book-Entry Share pursuant to the provisions of this Article II, and the Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Payment of the applicable Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Book-Entry Share shall be deemed at any time after the Merger Effective Time, to represent only the right to receive the Per Share Merger Consideration as contemplated by this Article II, without interest thereon.

(c)Transfer Books; No Further Ownership Rights in Company Shares. At the Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Merger Effective Time, the holders of Company Shares issued and outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Merger Effective Time, Book-Entry Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Merger Effective Time, the Surviving Entity shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto)

remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Book- Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Per Share Merger Consideration, payable upon due surrender of their Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Parent or the Exchange Agent or any other Person shall be liable to any holder of a Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.3    Dissenter’s Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

Section 2.4    Treatment of Restricted Company Shares.

(a)Immediately prior to the Merger Effective Time, all issued and outstanding shares of restricted stock (the “Restricted Company Shares”) under the Company’s Equity Plan (whether or not vested) shall become immediately vested and all restrictions thereupon shall lapse, and such Restricted Shares shall be cancelled in exchange for the right to receive, with respect to each Restricted Company Share so cancelled, subject to Section 2.5, an amount equal to the Per Share Merger Consideration in accordance with Section 2.1(a) and Section 2.2.

(b)The Company shall take appropriate corporate actions to effectuate the treatment of the Restricted Company Shares as contemplated by this Section 2.4.

Section 2.5 Withholding. All amounts payable pursuant to this Article II shall be paid without interest (unless otherwise noted). Any payments made pursuant to this Agreement shall be net of all applicable withholding Taxes that the Company, Tax Parent, Parent, Merger Sub or the Exchange Agent, as the case may be, may be required to deduct and withhold under applicable Law (including, but not limited to, Section 1445 of the Code). To the extent that amounts are so deducted and withheld by the applicable payor and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures in the Company SEC Documents (excluding any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature).

Section 3.1    Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance with the terms of the Company Governing Documents in all material respects.

Section 3.2    Capitalization.

(a)The authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock, of which 120,000,000 are classified as Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), 240,000,000 are classified as Class T Common Stock, $0.01 par value per share (the “Class T Common Stock”), and 40,000,000 are classified as Class I Common Stock, $0.01 par value per share (the “Class I Common Stock”), and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on August 17, 2018, and, subject to any changes permitted in accordance with Section 5.1, at the Closing Date, (A) 4,532,840.778 shares of Company Common Stock were issued and outstanding (which includes 2,812.5 Restricted Company Shares) comprised of 2,075,591.530 shares of Class A Common Stock, 2,284,362.898 shares of Class T Common Stock, and 172,886.350 shares of Class I Common Stock, (B) no shares of Preferred Stock were issued or outstanding, (C) 1,970,000 shares of Company Common Stock were reserved for issuance in connection with future grants of awards under the Company Equity Plan and (D) no shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Equity Plan. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 3.2, there is no other outstanding capital stock of the Company. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the Restricted Company Shares or Special Limited Partnership Units in NorthStar/RXR Operating Partnership, LP, there are no (x) options, warrants, calls, LTIP units or profits interest units, stock appreciation rights, restricted stock, restricted stock units, “phantom” stock rights, performance units, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of the Company, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding contractual obligations of the

Company to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of, or other Company Equity Interests in, the Company, any Company Subsidiary or any other Person, including under any stock repurchase plan, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any Company Subsidiary or any other Person.

(b)There are no voting trusts, proxies or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of Company Common Stock or any capital stock of, or other Company Equity Interest of, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Company Equity Interests. No Company Shares are owned by any Company Subsidiary.

(c)All dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 3.3    Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the MGCL, the DLLCA or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject to the Company Stockholder Approvals and the filing with, and acceptance for record by, the SDAT of the Articles of Merger and the due filing of the Certificate of Merger with the DSOS. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Tax Parent, Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.4    Board Approvals.

(a)The Company Board of Directors at a duly held meeting has, upon the unanimous recommendation of the Special Committee, unanimously, (i) determined that this Agreement, the Merger and the other Transactions are advisable, and in the best interests of the Company, (ii) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger and the other Transactions, (iii) directed that the Merger and the Sale be submitted for consideration at the Company Stockholder Meeting, and (iv) resolved to make the

Company Board Recommendation and to include such Company Board Recommendation in the Proxy Statement.

Section 3.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any of the other Transactions, or compliance by the Company with any of the provisions of this Agreement will (a) contravene, conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any Subsidiary of the Company, (b) require any filing by the Company or any Subsidiary of the Company with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental, quasi-governmental or other regulatory authority, instrumentality or agency, whether foreign, federal, state, local or supranational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) any filings as may be required under the MGCL, or the DLLCA in connection with the Merger, (iii) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Merger, including a proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), or (iv) such filings as may be required in connection with state and local transfer Taxes), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract of the Company or its Subsidiaries, (d) violate any Order or Law applicable to the Company or any Company Subsidiaries or any of their properties, assets or operations, or (e) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiaries; except in each of clauses (b), (c), (d) or (e) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Takeover Statutes. The Company Board of Directors has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other Transactions.

Section 3.7 Dissenters’ Rights. No dissenters’, appraisal or similar rights are available to the holders of Company Common Stock with respect to the Merger or the other Transactions.

Section 3.8 Vote Required. The Company Stockholder Approvals are the only vote of the holders of any class or series of shares of stock of the Company necessary to approve the Transactions, including the Merger.

Section 3.9 No Broker. Except for Robert A. Stanger & Co., Inc., no broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees from the Company or its subsidiaries in connection with the transactions contemplated hereby by reason of any contract or other arrangement or understanding entered into with any the Company, its subsidiaries or any of their respective directors, officers, employees, representatives or agents.

Section 3.10 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Tax Parent, Parent and Merger Sub represent and warrant to the Company, jointly and severally, as set forth in this Article IV.

Section 4.1    Organization and Qualification; Subsidiaries. Each of Tax Parent, Parent and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to conduct its business as now being conducted. Each of Tax Parent, Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, Parent Material Adverse Effect.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Tax Parent, Parent and Merger Sub has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Tax Parent, Parent and Merger Sub of this Agreement and the consummation by each of them of the Transactions have been duly and validly authorized by all necessary limited liability company action on the part of Tax Parent, Parent and Merger Sub, and no other limited liability company action on the part of any of Tax Parent, Parent and Merger Sub, pursuant to the MGCL, the DLLCA or otherwise, is necessary to authorize the execution and delivery by Tax Parent, Parent and Merger Sub of this Agreement and the consummation by them of the Transactions, subject, in the case of the Merger, to the filing of the Articles of Merger with, and acceptance for record by, the SDAT and the due filing of the Certificate of Merger with the DSOS. This Agreement has been duly executed and delivered by Tax Parent, Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Tax Parent, Parent and Merger Sub enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Tax Parent, Parent and Merger Sub, the consummation by Tax Parent, Parent and Merger Sub of the Merger or any of the other Transactions or compliance by Tax Parent, Parent and Merger Sub with any of the provisions of this Agreement will (a) contravene, conflict with or result in any breach of any provision of the Parent Governing Documents or the Merger Sub Governing Documents, (b) require any filing by Tax Parent, Parent and Merger Sub with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the MGCL or the DLLCA in connection with the Merger and (iii) such filings as may be required in connection with state and local transfer Taxes), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract of Tax Parent, Parent or Merger Sub or their Subsidiaries, (d) violate any Order or Law applicable to Tax Parent, Parent or Merger Sub or their Subsidiaries or any of their properties, assets or operations, or (e) result in the creation or imposition of any Lien on any asset of Tax Parent, Parent or Merger Sub or their Subsidiaries; except in each of clauses (b), (c), (d) or (e) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Solvency. None of Tax Parent, Parent or Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the payment of the aggregate Merger Consideration and any other repayment or refinancing of debt that may be contemplated, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof, and payment of all related fees and expenses, the Surviving Entity will be Solvent. For purposes of this Section 4.4, the term “Solvent” with respect to the Surviving Entity means that, as of any date of determination, (x) the amount of the fair saleable value of the assets of the Surviving Entity and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Entity and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Entity and its Subsidiaries, taken as a whole on their respective existing debts (including contingent liabilities) as such debts become absolute and matured; (y) the Surviving

Entity will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (z) the Surviving Entity will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.5 Takeover Statutes. No Takeover Statutes are applicable to this Agreement, the Merger or the other Transactions.

Section 4.6 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of Tax Parent, Parent or Merger Sub or any other Person makes any express or implied representation or warranty with respect to Tax Parent, Parent or Merger Sub or with respect to any other information provided to the Company and its Subsidiaries in connection with the Transactions.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as required pursuant to this Agreement, (b) as may be required by Law or (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct its business in all material respects in the ordinary course of business consistent with past practice and (y) use their respective reasonable best efforts to maintain in all material respects their assets and properties in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, and maintain existing relations and goodwill with Governmental Entities, alliances, customers, lenders, tenants and business associates in all material respects. Without limiting the generality of the foregoing, and except (i) as required pursuant to this Agreement, (ii) as required by Law, (iii) as is in the ordinary course of business of the Company consistent with past practice or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(a)amend its charter, bylaws or equivalent organizational documents;

(b)adjust, split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary;

(c)except with respect to the Sales Transactions, sell, pledge, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except pledges and encumbrances on property and assets in the ordinary course of business consistent with past practices and that would not be material to any Company property or any assets of the Company or any Company Subsidiary, with respect to property or assets;

(d)incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary);

(e)make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary;

(f)enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any contract of the Company or its Subsidiaries, other than any termination or renewal in accordance with the terms of such existing contract that occur automatically without any action by the Company or any Company Subsidiary;

(g)waive, release, assign, commence, settle or compromise any pending or threatened claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”), (A) of or against the Company or any of its Subsidiaries or (B) involving any present, former or purported holder or group of holders of the Company Common Stock;

(h)(A) enter into or adopt any Benefit Plan or (B) grant any awards under the Company Equity Plan;

(i)make any material change to its methods of accounting in effect at December 31, 2017, except as required by a change in accounting principles generally accepted in the United States of America (“GAAP”) (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(j)enter into any new line of business;
(k)knowingly take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for U.S. federal income tax purposes or (2) a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”) under the applicable provisions of Section 856 of the Code, as the case may be;
(l)(A) make, change or rescind any material election relating to Taxes, (B) change a material method of Tax accounting, (C) file or amend any material Tax Return, (D) settle or compromise any material U.S. federal, state, local or foreign Tax liability, audit, claim or assessment, (E) enter into any material closing agreement related to Taxes, (F) knowingly surrender any right to claim any material Tax refund, or (G) give or request any waiver of a statute of limitation with respect to any Tax Return, except in each case (i) if required by Law or (ii) if necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a REIT, Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(m)adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any Sales Transactions or as contemplated by this Agreement;

(n)take any action under the Company Governing Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Company Common Stock with respect to the Merger or the other Transactions; or

(o)authorize, commit or agree to take, or take any action inconsistent with, any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from (a) authorizing, declaring or paying dividends and other distributions in the ordinary course of business consistent with past practice or (b) taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of the Company. If the Company determines that it is necessary to take any such action, it shall notify Parent as soon as reasonably practicable prior to the taking of such action.

Section 5.2    Proxy Statement; Company Stockholder Meeting.

(a)As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form, with respect to the Company Stockholder Meeting. Parent and Merger Sub shall cooperate with the Company and furnish all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Company shall notify Parent as promptly as practicable upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall provide (i) copies of all written correspondence or (ii) a summary of all oral communications, in each case between it and its Representatives, on the one hand, and the SEC, on the other hand, to Parent as promptly as practicable.  The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement in definitive form to be mailed or otherwise made available to the Company’s stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for release to the Company’s stockholders.  If, at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b)The Company shall, as promptly as reasonably practicable after the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold an annual or special meeting of its stockholders for the purposes of, among others, obtaining the Company Stockholder Approvals and voting on a proposal to adjourn the Company Stockholder Meeting, if there are not sufficient votes to obtain the Company Stockholder Approvals.  The notice of the Company Stockholder Meeting shall state that proposals to approve the Sale, the Merger and, if needed, an adjournment will be considered at the Company Stockholder Meeting.  Subject to Section 6.5(a), (x) the Company Board of Directors shall make the Company Board Recommendation and shall include such Company Board Recommendation in the Proxy Statement and (y) the Company shall use its reasonable best efforts to solicit the Company Stockholder Approvals.  The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Stockholder Meeting (including interim results) as reasonably requested by Parent.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1    Directors’ and Officers’ Insurance and Indemnification.

(a)Parent shall, and shall cause the Surviving Entity to, honor and fulfill, and the Surviving Entity shall honor and fulfill, in all respects, the rights of the directors and officers of the Company and other persons (collectively, the “Covered Persons”) to indemnification and exculpation from liability to the fullest extent provided under applicable Law, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Merger Effective Time, including in connection with the approval of this Agreement and the Transactions. For a period of six (6) years following the Closing, the organizational documents of the Parent and the Surviving Entity shall contain provisions no less favorable with respect to indemnification and limitations on liability of Covered Persons than are set forth in the Company Governing Documents as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing in any manner that would affect adversely the rights thereunder of Covered Persons, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(b)Prior to Closing, Parent shall (i) have provided a copy of the existing insurance coverage under the director and officer umbrella insurance policy of Colony Capital, Inc., a Maryland corporation and a co-sponsor of the Company (the “CLNY Policy”) that indicates present and former directors and officers of the Company are covered under such CLNY Policy, and (ii) obtain and fully pay for additional coverage of present and former directors and officers of the Company in an amount and form reasonably acceptable to the members of the Special Committee; provided the Company shall reimburse Parent for any costs incurred under subclause (ii) of this sentence. Parent shall maintain the insurance contemplated by this Section 6.1(b) for a period of six (6) years from and after the Merger Effective Time.

(c)If Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent and the Surviving Entity or their successors or assigns, as the case may be, shall assume the obligations set forth in this Section 6.1.

(d)Parent and the Surviving Entity to the maximum extent permitted by Law shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Covered Person in enforcing this Section 6.1.

(e)The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.1, and may seek to enforce any provision hereof, and this Section 6.1 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.2 Obligations of Merger Sub. Parent and Merger Sub shall take all action necessary to cause Parent, Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.3 Security Holder Litigation. In the event that any Legal Proceeding related to this Agreement, the Merger or the other Transactions is brought against the Company and/or its officers, directors and/or Representatives by security holders of the Company (a “Security Holder Litigation”), the Company shall promptly notify Parent of such litigation and shall keep Parent informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in the defense and settlement of any such litigation against the Company and/or its directors by security holders of the Company, and no settlement thereof shall be agreed to without Parent’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, any Security Holder Litigation is an Expense of the Company.
Section 6.4 Pre-Closing Merger Consideration Determination. On or before the fifth business day prior to the proposed Closing, the Company shall prepare and deliver to the Parent estimates of the Merger Consideration and constituent parts thereof. Not more than two (2) business days following receipt of such estimates, Parent shall notify the Company as to whether Parent accepts such estimates. In the event that an estimate is accepted by Parent, then such estimate shall become the Merger Consideration. In the event that the Parent objects to such estimate, the Company and Parent shall negotiate and resolve such dispute in good faith prior to the Closing to determine the Merger Consideration; provided, however, if such dispute is not resolved by the Closing, the Company and Parent shall submit the matter to an appropriate accounting firm to determine and the Closing shall be delayed until the such accounting firm makes a final determination.

Section 6.5 Company Acquisition Proposals.

(a)    If on or after the date of this Agreement and at any time prior to the Company Stockholder Approvals being obtained: (i) the Company receives a bona fide Company Acquisition Proposal, (ii) the Company Board of Directors has determined, after consultation with its outside legal counsel, that failure to consider such Company Acquisition Proposal would be inconsistent with the duties of the directors of the Company under applicable Law, and (iii) the Company gives Parent at least two (2) Business Days prior written notice of the material terms and conditions of such Company Acquisition Proposal and the Company’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Company Acquisition Proposal then, subject to compliance with this Section 6.5, the Company may:
(i)    engage in negotiations or discussions with such Person who has made the bona fide Company Acquisition Proposal and provide information in response to a request therefor by a Person who has made such Company Acquisition Proposal; and
(ii)    adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Company Acquisition Proposal, including entering into an agreement with respect thereto.
If on or after the date of this Agreement and at any time prior to the Company Stockholder Meeting, the Company Board of Directors shall have determined, after consultation with its outside legal counsel, that the Company Board Recommendation would be inconsistent with the duties of the directors of the Company under applicable Law as a result of a Company Acquisition Proposal, the Company may (A) withdraw or qualify (or modify or amend in a manner adverse to Parent and

Merger Sub), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to Parent and Merger Sub), the approval, adoption, recommendation or declaration of advisability by the Company Board of Directors of the Merger and other Transactions, including the Company Board Recommendation and (B) take any action or make any statement, filing or release, in connection with the Company Stockholder Meeting or otherwise, inconsistent with the Company Board Recommendation (any action described in clause (A) and (B) referred to collectively as a “Company Adverse Recommendation Change”).

(b)    Nothing contained in this Agreement shall be deemed to prohibit the Company from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Company Acquisition Proposal or (ii) making any disclosure to the Company’s stockholders if, after consultation with its outside legal counsel, the Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board of Directors expressly publicly reaffirms the Company Board Recommendation (i) in such communication or (ii) within three (3) business days after being requested in writing to do so by Parent.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Merger Sub, and the Company, as the case may be, to the extent permitted by applicable Law:

(a)Stockholder Approvals. The Company Stockholder Approvals shall have been duly obtained.

(b)Statutes; Court Orders; Security Holder Litigation. No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) which prohibits, restrains, enjoins or makes illegal the consummation of the Merger and there shall be no Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction in effect preventing, restraining or enjoining the consummation of the Merger and no Security Holder Litigation has been threatened or is pending.
(c)Sales Transactions. Each of the Sales Transactions or Alternative Sales Transactions shall have been consummated.

(d)Regulatory Consents. All consents, approvals and actions of, filings with, and notices to, all Governmental Entities (if any) shall have been obtained.

(e)Sponsor Share Repurchase. The repurchase of the shares of Company Common Stock held by the Co-Sponsors pursuant to the Co-Sponsor Share Repurchase Letters has occurred.

(f)Limited Partner Redemption. The Company shall have caused the redemption of all Special Limited Partnership Units in NorthStar/RXR Operating Partnership, LP.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

(a)Representations and Warranties. The representations and warranties of the Company contained (i) Section 3.2(a) shall be true and correct in all respects (except for any de minimis exceptions or inaccuracies) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) in Article III (other than those set forth in clause (i) above) shall be true and correct (ignoring for such purposes any materiality or “Company Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for such failures in this clause (ii) to be true and correct (ignoring for such purposes any materiality or “Company Material Adverse Effect” qualifiers set forth therein) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect; provided that Parent and Merger Sub may not rely on the failure to satisfy this Section 7.2 where such failure relates to or results from the act or failure to act by Parent, a Co-Sponsor or any affiliate or Subsidiary thereof.

(c)No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(d)Termination of Sub-Advisory Agreement.    The Sub-Advisory Agreement shall have been terminated pursuant to a form reasonably acceptable to Parent.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a)Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (ignoring for such purposes any materiality or “Parent Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for such failures to be true and correct (ignoring for such purposes any materiality or “Parent Material Adverse Effect” qualifiers set forth therein) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Merger Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION

Section 8.1    Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approvals, if applicable) as follows:

(a)by mutual written consent of Parent and the Company;

(b)by Parent if written notice is given by the Company to terminate the Advisory Agreement;

(c)(i) by either Parent or the Company, prior to the Merger Effective Time, if there has been a breach by the other Party or Parties of any representation or warranty set forth in this Agreement, which breach (x) in the case of a breach by the Company shall result in a condition in Section 7.1 or Section 7.2 not being satisfied and (y) in the case of a breach by Parent or Merger Sub shall result in a condition in Section 7.1 or Section 7.3 not being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (I) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (II) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(c)(i) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement; (ii) by either Parent or the Company, prior to the Merger Effective Time, if there has been a breach by the other Party or Parties of any covenant or agreement set forth in this Agreement, which breach (x) in the case of a breach by the Company or shall result in a condition in Section 7.1 or Section 7.2 not being satisfied and (y) in the case of a breach by Parent or Merger Sub shall result in a condition in Section 7.1 or Section 7.3 not being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the

Outside Date, has not been cured within the earlier of (I) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (II) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(c)(ii) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(d)by either Parent or the Company, if the Merger Effective Time shall not have occurred by 11:59 p.m., New York time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Merger Effective Time not occurring prior to the Outside Date;

(e)by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable Order in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions;

(f)by either the Company or Parent, if the Company Stockholder Approvals shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

(g)by the Company pursuant to Section 6.5 or by the Parent if there has been a Company Adverse Recommendation Change.

Section 8.2    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Tax Parent, Parent, Merger Sub, or the Company except that this Section 8.2 and Section 9.3 through Section 9.14 shall survive such termination.

ARTICLE IX
MISCELLANEOUS

Section 9.1    Amendment and Modification; Waiver.

(a)Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approvals, if applicable, by written agreement of the Parties (by action taken by their respective boards of directors (or similar body)); provided, however, that after the approval of the Merger by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. The Company’s approval of an amendment to this Agreement requires the approval of the Special Committee. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)At any time and from time to time prior to the Merger Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Merger Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Merger Effective Time.

Section 9.3 Expenses. Except as provided in Section 8.2, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses. For the avoidance of doubt, the Company shall bear all fees and expenses related to the printing and filing of the Proxy Statement.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
if to Tax Parent, Parent or Merger Sub to:

515 South Flower Street
44th Floor
Los Angeles, CA 90071
Attention: Director of Legal
310-282-8820

with a copy to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW

Washington DC 20004
Attention: David Bonser, Esq.

And

if to the Company to:

590 Madison Avenue, 34th Floor
New York, New York 10022
Attention: Ann B. Harrington
(212) 547-2600

with copies to:

Greenberg Traurig, LLP
2101 L Street, N.W., Suite 1000
Washington, DC 20037
Attention: Alice L. Connaughton, Esq.
(202) 331-3169

Special Committee of the Board of Directors of NorthStar/RXR Metro Real Estate, Inc.
590 Madison Avenue, 34th Floor
New York, New York 10022
Attention: Dianne Hurley

Venable LLP
750 E. Pratt St., Suite 900
Baltimore, MD 21202
Attention: Michael D. Schiffer, Esq.
(410) 244-7546

Section 9.5    Certain Definitions. For the purposes of this Agreement, the term:

“1285 AoA Transaction” means one or more transactions to sell or otherwise dispose of the Company’s interest in a 1.8 million square foot Class-A office building located at 1285 Avenue of the Americas in Midtown Manhattan.

“Advisory Agreement” means that certain Amended and Restated Advisory Agreement, dated as of February 7, 2017, among NorthStar/RXR New York Metro Real Estate, Inc., NorthStar/RXR Operating Partnership, LP, NSAM J-NS/RXR Ltd and, solely in connection with the obligations set forth in Article 13, Colony NorthStar, Inc.

“Alternative Sales Transactions” means an alternative transaction to any of the Sales Transactions provided that such alternative transaction is approved by the Company Board of Directors and the Special Committee and consented to by the parties to the applicable Sales Transaction.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any multiemployer plan (within the meaning of Section 3(37) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit or LTIP unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, in each case, whether written or unwritten and whether or not subject to ERISA.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Co-Sponsors” means Colony Capital, Inc. and RXR Realty LLC.

“Co-Sponsor Share Repurchase Letters” means an irrevocable written instruction letter, dated as of the date hereof, by each of the Co-Sponsors for the repurchase by the Company of any shares indirectly held by such Co-Sponsor for $0.01 per share prior to the closing of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any bona fide proposal or offer from any person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) received after the date hereof, and whether involving a transaction or series of related transactions, for a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, sale of assets or similar transaction, involving (a) the acquisition or issuance of Equity Interests constituting twenty percent (20%) or more of the total voting power of any class of equity securities of the Company or Rights thereto, or (b) the sale or disposition of ten percent (10%) or more of the consolidated total assets of the Company and its Subsidiaries, taken as a whole (other than the transactions contemplated by this Agreement).

“Company Bylaws” means the bylaws of the Company, as amended and restated.

“Company Charter” means the charter of the Company.

“Company Common Stock” or “Company Shares” means, collectively, the Class A Common Stock, the Class T Common Stock and the Class I Common Stock.

“Company Equity Plan” means the Long Term Incentive Plan, adopted on February 2, 2015, as may be amended from time to time and the NorthStar/RXR New York Metro Income, Inc. Independent Director Compensation Plan, as may be amended from time to time.

“Company Governing Documents” means the Company Bylaws and the Company Charter.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of the Company to consummate the Merger.

“Company SEC Documents” means, collectively, all forms, reports, certifications, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2016 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002) and any other documents filed or furnished by the Company with the SEC, as have been amended since the time of their filing.

“Company Stockholder Approvals” means collectively the Company Stockholder Merger Approval and the Company Stockholder Asset Monetization Approval.

“Company Stockholder Asset Monetization Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting on the sale of all or substantially all of the assets of the Company.

“Company Stockholder Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Merger Approval and the Company Stockholder Asset Monetization Approval, including any postponement or adjournment thereof.

“Company Stockholder Merger Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting on the Merger.

“DSOS” means the Secretary of State of the State of Delaware.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“Equity Interest” means, with respect to any entity, any share, capital stock, partnership, member or similar interest in such entity, and any Rights thereto.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and stockholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions and Sales Transactions; provided that any Expenses payable by the Company may be subject to limitations under the Company Governing Documents.

“Indebtedness” means with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“IRS” means the United States Internal Revenue Service.

“Jane Street Transaction” means the transactions set forth in that certain Mezz Loan Sale and Purchase Agreement.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law, including Anti-Corruption Laws.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal or first offer, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Merger Consideration” means cash in the amount equal to (i) the net proceeds of the Sales Transactions, plus (ii) all cash available for distribution from the Company on the date that is two (2) business days prior to the Closing Date, less (iii) all known liabilities of the Company on the date that is two (2) business days prior to the Closing Date, less (iv) all incurred and unpaid Expenses of the Company. For the avoidance of doubt, an illustrative example of the Merger Consideration is set forth on Schedule A attached hereto.

“Merger Sub Governing Documents” means the Certificate of Formation of Merger Sub, dated as of August 9, 2018, and the Limited Liability Company Agreement of Merger Sub, dated as of August 9, 2018.

“Mezz Loan Sale and Purchase Agreement” means that certain Mezzanine Loan Sale and Purchase Agreement, by and between RXR 11 Jane Mezz Lender LLC, a Delaware limited liability company, and CLNC ML Jane NYC, LLC, a Delaware limited liability company.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Outside Date” means March 31, 2019.

“Parent Governing Documents” means (i) the charter of Parent, as in effect on the date hereof and (ii) the bylaws of Parent, as amended and restated.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Parent or Merger Sub, taken as a whole or (b) a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

“Per Share Merger Consideration” means the Merger Consideration divided by the total number of issued and outstanding shares of common stock of the Company on the Merger Effective Date.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent, Merger Sub, or the Company, as applicable, and its Subsidiaries.

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or partnership, member or similar interest of such first person.

“Sales Transactions” means collectively (i) the Jane Street Transaction and (ii) the 1285 AoA Transaction.

“Special Limited Partnership Units” has the meaning set forth in the Amended and Restated Limited Partnership Agreement of NorthStar/RXR Operating Partnership, LP, dated as of November 12, 2015, by and between the Company and NorthStar/RXR NTR OP Holdings, LLC.

“Sub-Advisory Agreement” means the Second Amended and Restated Sub-Advisory Agreement, dated as of March 17, 2017, among the Company, Parent, Colony NorthStar - N Luxembourg S.À.R.L., RXR NTR Sub-Advisor LLC and NorthStar/RXR Operating Partnership, LP.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the issued and outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity or domestic or foreign taxing authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Section 9.6 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.7 Counterparts. This Agreement may be executed manually, electronically by email or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 9.8    Entire Agreement; Third-Party Beneficiaries.

(a)This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)Except as provided in Section 6.1, this Agreement is not intended to confer any rights, remedies, obligations or liabilities upon any Person other than the Parties and rights, remedies, obligations and liabilities hereunder.

Section 9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.10    Governing Law; Jurisdiction.

(a)This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)All Legal Proceedings and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, for the purpose of any Legal Proceeding arising out of or relating to this Agreement and the Transaction brought by any Party, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Maryland state or federal court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 9.11 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that (a) Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to Parent or any wholly-owned subsidiary of Parent and (b) Parent and Merger Sub may assign, in their sole discretion and without the consent of any other Party, any or all of their rights, interests and obligations hereunder to any of their lenders or other financing sources from time to time as collateral security. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.13    Enforcement; Remedies.

(a)Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 9.13, including the limitations set forth in Section 9.13(c), it is agreed that prior to the termination of this Agreement pursuant to Article VIII, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c)Notwithstanding Section 9.13(b), it is acknowledged and agreed that the Company shall be entitled to specific performance of Parent’s obligation pursuant to the terms of this Agreement to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) all of the conditions in Sections 7.1, 7.2 and 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing or the failure of which to be satisfied is caused by a material breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) and (ii) Parent, and Merger Sub have failed to complete the Closing in accordance with Section 1.2.

(d)The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.13. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.13.

IN WITNESS WHEREOF, Tax Parent, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

COLONY CAPITAL INVESTMENT HOLDCO, LLC

By:    /s/ Mark M. Hedstrom
Name: Mark M. Hedstrom
Title: Vice President

CNI NS/RXR ADVISORS, LLC

By:     /s/ Mark M. Hedstrom
Name: Mark M. Hedstrom
Title: Vice President

CNI NS/RXR ADVISORS MERGER SUBSIDIARY, LLC,

By:     /s/ Mark M. Hedstrom
Name: Mark M. Hedstrom
Title: Vice President

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.

By:     /s/ Ann B. Harrington
Name: Ann B. Harrington
Title: General Counsel & Secretary

Schedule A

Illustrative Merger Consideration

Item		Amount
Add: Total net proceeds of Sales Transactions		$33,219,475.97
Times Square Repayment	$9,422,549.28
Jane Street Transaction	$18,934,289.28
1285 AoA Transaction	$4,862,637.41
Add: Cash available for distribution (T-2 from Closing Date)		$5,865,751.96
Less: Total known liabilities of the Company (T-2 from Closing Date)		$119,185.01
Accrued and unpaid distributions	$106,682.52
Accrued and unpaid operating expenses	$12,502.49
Less: Incurred and unpaid Company Expenses		$972,500.00
Merger Consideration		$37,993,542.92